Exhibit 99.1

NEWS RELEASE
Investors and Media Contacts: Bill Horning / Beth Haiken 925.658.6193 / 925.658.6192

THE PMI GROUP, INC. REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

Walnut Creek, CA, October 30, 2007 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today reported a net loss for the third quarter of 2007 of $86.8 million, or $1.04 per basic and diluted1 share. Net income for the third quarter of 2006 was $104.2 million, or $1.16 per diluted share. The net loss for the third quarter of 2007 was primarily due to $348.3 million in paid claims, loss adjustment expenses and additions to the reserve for losses (collectively “Losses and LAE”) in the U.S. Mortgage Insurance Operations, and FGIC’s negative mark-to-market adjustments on its insured credit derivative portfolio in the Company’s Financial Guaranty segment.

Highlights include:

•

U.S. Mortgage Insurance Operations[2] — The net loss was $65.2 million in the third quarter of 2007. During the third quarter, the Company added $253.6 million to the reserves for losses and loss adjustment expenses (LAE) and paid $92.6 million in claims. Total revenues in the third quarter increased by approximately 20% compared to the third quarter of 2006, driven by strong growth in net premiums written and earned. Insurance in force at the end of the third quarter of 2007 was $120.0 billion, representing a 20% increase from one year ago.

•

International Operations[3] — PMI Australia posted net income of $19.7 million on higher premiums earned and net investment income, partially offset by higher losses and LAE. PMI Australia reported solid growth year over year in net premiums written and grew its insurance in force to $182.8 billion. Total losses and LAE increased in the third quarter of 2007 to $21.8 million due primarily to higher claim rates. PMI Europe reported a net loss of $8.4 million, primarily as a result of an unrealized $8.4 million, after tax, negative mark-to-market adjustment on credit default swaps related to European prime mortgage risks due to

1 Due to the net loss in this quarter, normally dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

2 “U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. (PMI), affiliated U.S. reinsurance companies and equity in earnings from CMG Mortgage Insurance Company (CMG MI).

3 “International Operations” includes the results of PMI Australia, PMI Europe, PMI Asia and PMI Canada.

widening credit spreads. PMI Europe’s net premiums written increased approximately 50% compared with the third quarter of 2006 driven particularly by flow business in Italy. PMI Asia reported net income of $2.9 million fueled by strong growth in reinsurance premiums written and earned compared to the third quarter 2006.

•

Financial Guaranty[4] — equity in losses from FGIC for the third quarter of 2007 were $28.9 million (pre-tax), as a result of a negative unrealized mark-to-market adjustment in its insured credit derivative portfolio due to widening credit spreads partially offset by strong premium earnings and increased net investment income.

•	Capital Events — The Company repurchased 5,454,381 common shares for approximately $178 million in the third quarter of 2007.

Consolidated Operating Results

Consolidated net premiums written for the third quarter and year to date totaled $276.7 million and $776.8 million, respectively, compared with $212.4 million and $626.1 million for the same periods one year ago. The year over year increases were primarily due to increases in insurance in force from new insurance written, and higher average insured loan balances in the U.S. Mortgage Insurance Operations and an increase in International Operations’ net premiums written combined with favorable Australian foreign exchange rates.

Consolidated premiums earned for the third quarter and year to date were $256.8 million and $735.5 million, respectively, compared with $214.9 million and $634.8 million for the same periods one year ago. The increases were due primarily to insurance in force growth, new insurance written, improved persistency and larger loan sizes in the U.S. Mortgage Insurance Operations.

Consolidated losses and LAE for the third quarter and year to date were $372.8 million and $628.3 million, respectively, compared with $79.6 million and $212.4 million for the same periods last year. The increases were primarily a result of higher losses and LAE in the U.S. Mortgage Insurance Operations as a result of an increase in notices of default, increased claim rates and larger claim sizes.

Consolidated reserve for losses and LAE totaled $770.4 million as of September 30, 2007 compared with $507.0 million as of June 30, 2007 and $394.2 million as of September 30, 2006. Reserves for losses and LAE in the U.S. Mortgage Insurance Operations increased $253.6 million in the third quarter of 2007 primarily due to an increase in notices of default, increased claim rates and larger claim

4 “Financial Guaranty” includes PMI Guaranty Co. (PMI Guaranty) and our equity investments in Financial Guaranty Insurance Company, Inc. (FGIC) and Ram Reinsurance Company Ltd. (RAM Re).

sizes. PMI Australia’s reserve for losses and LAE increased $7.3 million in the third quarter of 2007 principally due to higher claim rates and claim sizes.

Consolidated other underwriting and operating expenses for the third quarter and year to date were $50.6 million and $173.1 million, respectively, compared with $55.9 million and $169.0 million for the same periods one year ago. The decrease in the third quarter of 2007 was primarily the result of lower employee compensation expenses compared to the corresponding period in 2006. The increase in the first nine months of 2007 compared to the corresponding period in 2006 was primarily due to growth in our International Operations and lower share-based compensation expenses in 2006.

The PMI Group, Inc. Third Quarter Results by Segment

	Third Quarter Total Revenues			Third Quarter Net (Loss) Income
(Dollars in millions, except per share data)	2007	2006	% Change	2007	2006	% Change
U.S. Mortgage Insurance Operations	$241.5	$201.8	19.7%	$(65.2)	$70.8	(192.1)%
International Operations	65.2	68.6	(5.0)%	13.9	29.4	(52.7)%
Financial Guaranty[6]	(24.3)	26.5	(191.7)%	(24.4)	23.7	(203.0)%
Corporate and Other[5]	4.6	4.0	n.m.	(11.0)	(19.8)	n.m.

Consolidated Total	$287.0	$300.9	(4.6)%	$(86.8)	$104.2	(183.3)%

Diluted Net (Loss) Income Per Share[1]				$(1.04)	$1.16	(189.7)%
Book Value Per Share				$43.96	$39.14	12.3%

May not total due to rounding.

n.m. – Not meaningful.

The PMI Group, Inc. Year to Date Results by Segment

	Nine Months Ended September 30 Total Revenues			Nine Months Ended September 30 Net (Loss) Income
(Dollars in millions, except per share data)	2007	2006	% Change	2007	2006	% Change
U.S. Mortgage Insurance Operations	$697.7	$600.7	16.1%	$45.2	$213.1	(78.8)%
International Operations	197.0	187.1	5.3%	65.1	83.5	(22.0)%
Financial Guaranty	43.6	76.3	(42.9)%	34.5	68.8	(49.9)%
Corporate and Other[5]	15.1	24.2	n.m.	(45.7)	(46.3)	n.m.

Consolidated Total	$953.3	$888.2	7.3%	$99.1	$319.2	(69.0)%

Diluted Net Income Per Share				$1.14	$3.38	(66.3)%

May not total due to rounding.

n.m. – Not meaningful.

Segment Highlights

U.S. Mortgage Insurance Operations

•

The net loss totaled $65.2 million for the third quarter of 2007 compared with net income of $70.8 million in the third quarter of 2006. The net loss in the third quarter was due primarily to higher losses and LAE partially offset by higher premiums earned and net investment income.

5 The “Corporate and Other” segment primarily consists of the holding company, contract underwriting operations and intercompany eliminations.

6 Revenues for the Financial Guaranty segment were negative due to the equity in loss from FGIC in the third quarter of 2007 of $28.9 million.

•

Net premiums written in the third quarter of 2007 increased by 33.6% to $214.4 million from $160.5 million in the third quarter of 2006. The increase was due primarily to increases in insurance in force driven by new insurance written.

•	The primary persistency rate increased to 73.3% in the third quarter of 2007 compared with 67.3% in the third quarter of 2006.

•

Total losses and LAE in the third quarter of 2007 were $348.3 million compared with $67.7 million in the third quarter of 2006 driven by an increase in notices of default, increased claim rates and larger claim sizes.

•

Total claims paid increased to $92.6 million for the third quarter of 2007 compared with $62.0 million in the third quarter of 2006 driven by an increase in the claim rates and larger average claim sizes.

•

After tax equity in earnings from CMG MI for the third quarter of 2007 was $2.7 million, compared with $3.3 million for the same period of 2006. The decline in equity in earnings was primarily driven by higher incurred losses partially offset by higher premiums earned. CMG MI’s insurance in force grew to $18.3 billion, persistency increased to 80.7% and the primary default rate was 1.23%.

International Operations

•

PMI Australia reported net income of $19.7 million for the third quarter of 2007 compared with net income of $24.7 million for the third quarter of 2006. The decrease in net income was due primarily to higher losses and LAE and other underwriting and operating expenses partially offset by increased premiums earned and net investment income. The third quarter of 2007 addition to reserves for losses and LAE was $7.3 million while claims paid for the quarter totaled $16.8 million.

•

PMI Europe reported a net loss of $8.4 million in the third quarter of 2007 compared with net income of $2.0 million for the same period a year ago. The decrease was due primarily to an unrealized $8.4 million (after tax) negative mark-to-market adjustment on credit default swaps related to European, prime mortgage risks due to widening credit spreads and to a lesser extent higher expenses and loss adjustment expenses.

•	PMI Asia’s net income in the third quarter of 2007 totaled $2.9 million compared with $2.7 million for the same period a year ago.

Financial Guaranty

•

After tax equity in losses from FGIC for the third quarter of 2007 totaled $27.0 million compared with after tax equity in earnings of $21.9 million for the same period a year ago. The loss in the third quarter of 2007 was primarily due to a negative unrealized mark-to-market adjustment in its insured credit derivative portfolio due to widening credit spreads partially offset by strong premium earnings and increased net investment income.

•	After tax equity in earnings from RAM Re for the third quarter of 2007 was $1.4 million compared with $1.9 million for the same period one year ago.

•	PMI Guaranty, which began operations in the fourth quarter of 2006, reported net income of $1.2 million in the third quarter of 2007.

Corporate and Other

•

The Corporate and Other segment reported a net loss of $11.0 million for the third quarter of 2007 compared with a net loss of $19.8 million for the same period a year ago. The decrease in the net loss for the third quarter of 2007 compared with the third quarter of 2006 was due to lower other underwriting and operating expenses and interest expense.

Supplemental Financial Information

•	The PMI Group, Inc.’s Third Quarter 2007 Financial Supplement can be found at www.pmigroup.com under Investor Relations.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia and New Zealand, Canada and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this earnings release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties that could affect the Company are discussed in our Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007 and include changes in economic conditions such as interest rates, home values, employment rates and refinance activity. We undertake no obligation to update forward-looking statements.

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THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
	(Dollars and shares, except per share data, in thousands)
Net premiums written	$276,723	$212,426	$776,751	$626,145

Revenues
Premiums earned	$256,834	$214,903	$735,532	$634,787
Net (loss) income from credit default swaps	(8,371)	978	(4,964)	4,744
Net investment income	55,408	49,680	159,166	145,561
Equity in (losses) earnings from unconsolidated subsidiaries	(22,602)	31,491	49,655	91,404
Net realized investment gains	394	726	2,386	1,621
Other income	5,307	3,142	11,561	10,099

Total revenues	286,970	300,920	953,336	888,216

Losses and expenses
Losses and loss adjustment expenses	372,844	79,603	628,324	212,403
Amortization of deferred policy acquisition costs	18,022	16,935	51,477	52,063
Other underwriting and operating expenses	50,585	55,949	173,059	168,994
Interest expense	8,358	9,486	25,015	25,732

Total losses and expenses	449,809	161,973	877,875	459,192

(Loss) income before income taxes	(162,839)	138,947	75,461	429,024
Income tax (benefit) expense	(76,066)	34,709	(23,632)	109,823

Net (loss) income	$(86,773)	$104,238	$99,093	$319,201

Diluted net (loss) income per share	$(1.04)	$1.16	$1.14	$3.38

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006	September 30, 2006
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares, except per share data, in thousands)
Assets
Investments	$3,833,440	$3,292,933	$3,356,255
Cash and cash equivalents	233,256	457,207	693,250
Investments in unconsolidated subsidiaries	1,126,781	1,100,387	1,062,897
Property, equipment and software, net of accumulated depreciation and amortization	166,295	174,128	177,538
Other assets	385,587	302,535	294,644

Total assets	$5,745,359	$5,327,190	$5,584,584

Liabilities
Reserve for losses and loss adjustment expenses	$770,386	$414,736	$394,210
Unearned premiums	612,889	520,264	489,838
Debt	496,593	496,593	1,264,435
Other liabilities	299,781	327,007	327,949

Total liabilities	2,179,649	1,758,600	2,476,432
Shareholders’ equity	3,565,710	3,568,590	3,108,152

Total liabilities and shareholders’ equity	$5,745,359	$5,327,190	$5,584,584

Basic shares issued and outstanding	81,120	86,747	79,421

Book value per share	$43.96	$41.14	$39.14

Note: Please refer to The PMI Group, Inc. Third Quarter 2007 Financial Supplement for additional information.